EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-126587 on Form S-8 of our report dated March 31, 2006, relating to the consolidated financial statements of Rockville Financial, Inc. appearing in this Annual Report on Form 10-K of Rockville Financial, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Hartford, Connecticut
March 31, 2006